Exhibit 99.2
September 16, 2011

Re: Closing of Wells Fund X Limited Partnership

Dear Wells L.P. Investor:

I am pleased to inform you that Wells Fund X Limited Partnership (the “Fund”) is now officially closing and going “full cycle,” since its remaining property, 47300 Kato Road in Fremont, California, was sold on August 25, 2011.

In connection with closing the Fund, you may be eligible to receive two distributions in 2011 - an initial distribution of net sale proceeds (“NSP”) and a final liquidating distribution after expenses and obligations of the Fund have been provided for. These distributions will be made to investors effective as of October 1, 2011. In order to make this distribution in November 2011, we must receive any transfers of unit ownership in good order no later than September 30, 2011.  Furthermore, since these will be the Fund's final distributions, the Fund will not recognize transfers received after September 30, 2011. If you are in the process of completing a sale on the secondary market and the transaction is completed prior to September 30, 2011, the new limited partner will receive the NSP distribution and the final liquidating distribution.

The Fund currently has approximately $6.4 million in net sale proceeds from the sale of the Avaya Building, the 360 Interlocken Building, and the 47300 Kato Road property. We expect to make the first distribution of $5.8 million in November 2011, which will be treated as an NSP distribution in accordance with the applicable provisions of the partnership agreement. The remaining $0.6 million will be reserved to fund expenses and obligations of the partnership including but not limited to legal fees, audit and tax fees, printing and postage costs, potential liabilities under the final purchase and sale agreement, and other administrative expenses. We anticipate making a final liquidating distribution of any unused reserves to the limited partners and dissolving the Fund in December 2011.

As a reminder, the partnership agreement dictates how proceeds will be distributed, and some units may not be eligible to receive one or both of these distributions. Please note that we cannot determine the amounts to be received by each individual limited partner at this time because the limited partners of record have not been finalized. In accordance with the partnership agreement, the General Partner will not receive any sale proceeds at this time.

If you would like to consider reinvesting your distribution(s) in another Wells investment program, please discuss your investment objectives and suitability with your financial representative. Please note that Wells will need to receive the proper paperwork for any such new investment no later than October 14, 2011.

Continued on reverse

In the event that we do not have distribution instructions on file by October 14, 2011, Wells will default to distributing funds as follows:

▪
Accounts with Reliance Trust Company (“Reliance”) as IRA Custodian: Reliance will place the distribution into the FDIC-Insured Money Market Deposit Account held by United Community Bank within your IRA in order to avoid creating any unwanted tax liability. The funds will remain in this Money Market account within your IRA until Reliance receives instructions to liquidate and distribute or transfer.

▪	Accounts with a third-party Custodian other than Reliance Trust Company: A check will be sent directly to your third-party custodian.

▪	Direct-Held Accounts (with no Custodian): A check will be sent directly to your address of record.

If you have any questions regarding your investment with Wells or these upcoming distribution events, please contact us at 800-557-4830. Our Client Services Specialists are available Monday through Thursday, 8:15 a.m. to 6:30 p.m., and Friday, 8:15 a.m. to
5:30 p.m. (ET).

Thank you for your support of Wells Fund X Limited Partnership. We have appreciated your participation as an investor.

Sincerely,

Leo F. Wells III
General Partner

cc: Financial Representative

Disclosures
This material may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue,” or other similar words. Readers of this material should be aware that there are various factors that could cause actual results to differ materially from any forward-looking statements made in this letter. Factors that could cause or contribute to such differences include, but are not limited to, changes in general economic and business conditions, industry trends, changes in government rules and regulations (including changes in tax laws), and increases in interest rates. Accordingly, readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this letter. We do not make any representations or warranties (expressed or implied) about the accuracy of any such forward-looking statements. This is neither an offer nor a solicitation to purchase securities.